Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Erica Ettori
Global Communications
Marriott Vacations Worldwide Corporation
407.513.6606
erica.ettori@mvwc.com
Marriott Vacations Worldwide Appoints Jonice Gray Tucker to Board of Directors
ORLANDO, Fla. - November 4, 2021 - Marriott Vacations Worldwide Corporation (NYSE: VAC) announces the appointment of Jonice Gray Tucker to its board of directors effective November 2, 2021. Ms. Tucker is a founding partner and governing board member of Buckley LLP, a law firm offering premier enforcement, litigation, compliance, regulatory and transactional services to financial services institutions and early stage and leading fintech and technology companies. The addition of Ms. Tucker brings the number of Marriott Vacations Worldwide Board members to 11.
Ms. Tucker is a highly accomplished attorney and business leader with specialized experience supporting clients in technology, banking and financial services. Prior to her role with Buckley LLP, Ms. Tucker was an attorney with the law firm of Skadden, Arps, Slate, Meager & Flom LLP. She began her legal career in 2000 as a law clerk to the Honorable Marvin J. Garbis, U.S. District Court, District of Maryland.
“We are delighted to welcome Ms. Tucker to the Board of Directors. Her fresh and unique perspective due to her work in the areas of financial and capital markets, regulatory affairs, consumer protection, risk and crisis management, and technology will be an asset to the Company as it continues to make investments designed to drive continued, sustainable future growth,” said William J. Shaw, Chairman of the Board, Marriott Vacations Worldwide.
In addition to her professional accomplishments, Ms. Tucker is known for her service within the legal community and the non-profit sector. She is the immediate past chair of the American Bar Association’s Banking Law Committee and serves on the Board of Directors of The Legal Aid Society of the District of Columbia. Her experience in the non-profit sector with organizations like Jack and Jill of America, Inc. and the Ron Brown Scholars Program demonstrates her leadership and commitment to advancing opportunities for ethnic minorities, including underserved youth populations. Her work in this space underscores the growing importance of investing in future leaders through powerful cultural and educational experiences.
Ms. Tucker has received numerous industry awards, including Best Lawyers: Banking and Finance; Chambers USA: Consumer Finance; and Minority Corporate Counsel Association: Top Rainmaker. She holds a J.D. from Yale Law School and a B.A. from the University of Virginia (Phi Beta Kappa).
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has nearly 120 resorts and over 700,000 Owners and Members in a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs comprised of nearly 3,200 resorts in over 90 nations, as well as management of more than 150 other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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